CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 11 to Registration Statement No. 33-37277 on Form N-1A under the Securities Act of 1933, of our report dated August 24, 2005, appearing in the annual report to shareholders of the James Advantage Funds, including The James Balanced: Golden Rainbow Fund, The James Small Cap Fund, The James Market Neutral Fund and The James Equity Fund, for the fiscal year ended June 30, 2005, incorporated by reference in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the headings "Other Services" in such Statement of Additional Information and "Financial Highlights" in the Prospectus.

DELOITTE & TOUCHE LLP

Cincinnati, Ohio
September 2, 2005